Exhibit 10.9

PROMISSORY NOTE

Principal Amount:	$1,025,000
Purchase Price:	$1,000,000

November 15, 2021

FOR VALUE RECEIVED, PishPosh Baby LLC (“Borrowed') promises to pay Moishe Hartstein (“Noteholder”) in lawful money of the United States of America, the amount of $1,000,000.00 (the “Note”) on the earlier of (a) February 31, 2021, and (b) the date on which all amounts under this Note shall become due and payable pursuant to Section 5 (the “Payment Date”).

1.             Original Issuance Discount Note. This Note is an original issuance discount note based on gross proceeds loaned by the Noteholder to the Borrower of $1,000,000 on the issuance date hereof.

2.             Manner of Payment. The amount of this Note shall be paid by Borrower to Noteholder by wire transfer of immediately available funds to an account or accounts designated by Noteholder in writing on the Payment Date.

3.             Prepayment. Borrower may, without premium or penalty, at any time and from time to time, prepay all or any portion of this Note.

4.             Events of Default. The occurrence and continuance of any of the following shall constitute an "Event of Default" hereunder:

(a)	Failure to Pay. The Borrower fails to pay the full amount of the Note on the Payment Date.

(b)	Bankruptcy.

(i)         the Borrower commences any case, proceeding or other action (A) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower makes a general assignment for the benefit of its creditors;

(ii)        there is commenced against the Borrower any case, proceeding or other action of a nature referred to in Section 4(b)(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of 30 days;

(iii)       there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(iv)       the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 4(b)(i), Section 4(b)(ii) or Section 4(b)(iii) above.

5.             Remedies. Upon the occurrence of any Event Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may at its option, by written notice to the Borrower (a) declare the entire principal amount of this Note, together with all. accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable law; provided, however that, if an Event of Default described in Section 4(b) shall occur, the principal of and accrued interest on this loan shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholder.

5.             Contracted for Interest. The Noteholder agrees to pay an effective contracted amount as provided in this Note. The Noteholder understands and believes that this transaction complies with the usury laws of the state of New York; however, if any other charges in connection with this transaction are ever determined to exceed the maximum amount permitted by law, then the Noteholder agrees that (a) the amount of interest or charges payable pursuant to this transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from the Noteholder in connection with this transaction, which exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to the Noteholder.

6.             Enforcement Expenses. The Borrower agrees to pay all costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

7.             Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.             Governing Law. This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

9.             Parties in Interest. This Note shall bind the Borrower and its successors and assigns. This Note shall not be assigned, pledged or transferred by Noteholder without the express prior written consent of the Borrower, except by will or, in default thereof, by operation of law.

10.           Section Headings; Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof’ and "‘hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note as of the date first written above.

PishPosh Baby LLC,

By:
Title: